Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our report dated April 8, 2011 included in this Registration Statement on Form S-1 dated December 30, 2011 relating to the financial statements of Valley Forge Composite Technologies, Inc. for the year ended December 31, 2010 as listed in the accompanying index.

Mountjoy Chilton Medley LLP
Louisville, KY
December 30, 2011